Scholastic Reports Fiscal 2018 Third Quarter Results; Raises EPS Outlook

Revising 2018 EPS Outlook to $1.35-$1.45, Excluding One-Time Items, On Partial Year Impact of Tax Reform

NEW YORK, March 21, 2018 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2018 third quarter ended February 28, 2018.

Revenue as reported in the third quarter was $344.7 million, compared to $336.2 million a year ago, an increase of 3% versus the prior year period. The GAAP operating loss from continuing operations for the third quarter of fiscal year 2018 was $23.7 million, a 4% improvement over the prior year period's GAAP operating loss of $24.7 million. The third quarter is a lower revenue quarter for the Company in which it typically records a loss.

The third quarter 2018 GAAP net loss from continuing operations was $1.41 per diluted share, compared to a third quarter 2017 GAAP net loss from continuing operations of $0.45 per diluted share. Third quarter 2018 results include a non-cash pre-tax charge of $39.6 million, or $0.76 per share, related to the termination of the Company's domestic defined benefit retirement plan and $8.3 million, or $0.24 per share, for the re-measurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017 ("TCJA"). Excluding these and other one-time items in each period described below, third quarter 2018 loss per diluted share was $0.30, compared to a loss of $0.35 per diluted share in the third quarter of 2017 (see Non-GAAP Financial Tables below).

"Our third quarter results were solidly on track and we have now raised our FY 2018 EPS outlook to reflect the part year benefit of recent tax reform. Although the third quarter loss reflects planned higher levels of investment, all reporting segments show top-line growth including strong trade publishing sales across all international markets, with Dav Pilkey's Dog Man and Cat Kid a number one best-seller in the U.S.," commented Richard Robinson, Chairman, President and Chief Executive Officer. "We are seeing continued progress in our three year Scholastic 2020 plan through technology-driven productivity improvements and more targeted, data-driven marketing. Our prospects for future profitability and cash flow will accelerate as we complete work on our headquarters building, including new retail space in a re-energized leasing environment, and launch 20th Anniversary Harry Potter marketing, as well as new core literacy instructional programs for sale in FY 2019. Also, our Board has now expanded our capacity for share buy-backs with an additional $50 million authorization, reflecting confidence in our future outlook, bolstered by the 2020 implementation plan and Scholastic's trusted position as a publisher and partner for families and schools around the world."

The third quarter's operating results were mainly driven by top line growth in each business segment with trade publishing performing well globally. There was an unfavorable impact on margins in the quarter due to the planned expansion of the Company's education sales teams to meet the anticipated demand for its comprehensive core literacy programs, higher licensing fees related to the roll-out of a new point-of-sale system for the Company's book fairs operations, and the effect of a beneficial inventory adjustment taken in the prior year period in book clubs. Overhead benefited from lower salary-related expenses in the current period. The Company's effective federal tax rate decreased as a result of the passage of tax reform, although the full effect of the lower corporate tax rate will not be realized until next fiscal year.

Cash Flow and Cash Position

Net cash provided by operating activities was $36.5 million in the current fiscal quarter compared to $39.2 million in the third quarter of fiscal 2017, a decrease of $2.7 million. During the third quarter, the Company had a free cash use (as defined in the accompanying tables) of $9.6 million, which was in line with the Company's expectations given higher planned capital investment in facilities and technology, compared to free cash flow (as defined) of $16.6 million in the prior year period when the Company realized an increase in customer remittances from significant sales of the Fantastic Beasts and Where to Find Them™ screenplay. At quarter-end, cash and cash equivalents exceeded the Company's total debt by $354.9 million, as compared to $456.0 million a year ago.

The Company distributed $5.2 million in dividends and reacquired $11.9 million of its common stock in open market transactions pursuant to SEC Rule 10b-18 over the course of the quarter.

Capital Investments

During the third quarter, the Company used $38.4 million of capital including $20.5 million primarily towards the redesign and upgrade of its headquarters building and $7.9 million in new strategic technology initiatives as part of its previously announced multi-year technology investment program. Fiscal year-to-date, the Company has spent $92.4 million of capital including $50.3 million in construction-related investments and $25.7 million in strategic technology development and deployment, as planned.

One-Time Items – Operating Income

Non-recurring items reflected in the Company's operating income for the third quarter totaled $4.7 million and included $4.3 million related to facility impairments associated with the Company's renovation of its headquarters building and $0.4 million in one-time severance. The prior year period's operating income reflected non-recurring items that totaled $4.9 million and included a one-time charge of $4.4 million for severance associated with the Company's cost reduction programs and $0.5 million in exit costs related to the wind-down of its software distribution business in Australia. Excluding these one-time items, third quarter operating loss was $19.0 million, compared to a loss of $19.8 million in the third quarter of fiscal 2017.

Raising Fiscal 2018 EPS Outlook

Scholastic affirmed its fiscal 2018 outlook for total revenue of $1.65 to $1.70 billion. The Company now expects earnings per diluted share from continuing operations in the range of $1.35 to $1.45, excluding one-time items, an increase from its earlier guidance of $1.20 to $1.30 per diluted share. The revised EPS guidance range reflects the partial fiscal year impact of the 2017 U.S. tax reform legislation. The Company continues to expect free cash use in the range of $10 to $20 million.

Third Quarter Segment Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter was $199.4 million, compared to $199.0 million in the prior year period, an increase of $0.4 million. While book clubs revenues declined by $2.6 million in the quarter, book fairs increased revenues by $2.0 million. Consolidated trade publishing revenues were up on top selling titles including Dav Pilkey's Dog Man and Cat Kid in addition to the three preceding titles in his Dog Man series, as well as year-over-year growth in important series – Captain Underpants, Bad Guys, Wings of Fire, I Survived, and Five Nights at Freddy's, based on the best-selling video game – and strength in the segment's Klutz line of activity-driven books including LEGO Chain Reactions and LEGO Make Your Own Movie kits. Overall segment operating loss was $0.9 million, versus segment operating profit of $6.3 million in the prior year period, a decline of $7.2 million. The decline was mainly attributable to the presence of a favorable prior year inventory adjustment in book clubs and higher costs related to the roll-out of a new point-of-sale system for book fairs, as well as higher cost of product in trade.

Education. Segment revenue in the quarter rose 3% to $61.7 million, compared to $60.1 million in the prior year period, driven by higher sales of customized classroom libraries, including leveled book rooms, and stronger custom publishing in the Company's consumer magazine channel. Segment operating loss was $0.2 million, compared to operating income of $3.5 million in the prior year period, which was largely attributable to higher salaries and benefits in connection with the expanded sales force as the Company ramps up its publishing for new product releases in digital and core literacy instruction.

International. Segment revenue in the third quarter was $83.6 million, compared to $77.1 million in the prior year period, an increase of $6.5 million, or 8%, with growth in all major markets – UK, Canada, Australia/New Zealand – and Asia, as well as benefiting from a weaker U.S. dollar in the period. Local trade publishing remained strong on key releases including Tom Gates: Epic Adventure (kind of) and Tom Gates: Family, Friends and Furry Creatures by Liz Pinchon and The Ugly Five and Zog and the Flying Doctors by Julia Donaldson and Axel Scheffler in the UK, as well as Aaron Blabey's Bad Guys Episode 6 and Weirdo 9: Spooky Weird by Anh Do in Australia. The segment recorded operating income in the quarter of $0.7 million on the higher sales, compared to an operating loss of $3.7 million in the prior year period, which included a one-time pre-tax charge of $0.5 million related to the wind-down of a software distribution business in Australia.

Other Financial Results. Corporate overhead in the third quarter was $18.6 million, excluding one-time items described above of $4.7 million, compared to $26.4 million in the prior year period, after excluding $4.4 million in one-time items, mostly as a result of lower salary-related expenses in the quarter.

As previously announced, the Company's Board of Directors authorized an additional $50 million, to a current limit of $61.4 million, for repurchases of its common stock under the Company's stock repurchase program. The Board of Directors also declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2018, as previously announced. The dividend is payable on June 15, 2018 to shareholders of record as of the close of business on April 30, 2018.

Tax Reform

On December 22, 2017, the framework for U.S. corporate taxes was significantly changed with the signing of the TCJA into law. As a result, the Company's third quarter results include a one-time tax charge of $8.3 million related to the re-measurement of U.S. deferred tax balances.

The Company's effective tax rate is expected to drop to approximately 34% in the current fiscal year, given this recent change in tax legislation impacting corporate tax rates, but before the effect of the one-time tax charge detailed above.

Pension Plan Termination

In February 2018, the Company effectively settled the remaining benefit obligations of its domestic cash balance defined benefit retirement plan through the purchase of insurance company group annuity contracts. In light of this, the Company has taken an additional non-cash pre-tax charge, below the operating income line, of $39.6 million in the quarter. The plan's asset balance was sufficient to fund the purchase of these insurance contracts with no additional cost being borne by the plan sponsor. The Company anticipates that any remaining benefit obligations, as well as plan-related operating expenses, will be distributed or satisfied over the remainder of the current fiscal year.

Real Estate

This month, the Company entered into a definitive lease agreement with Sephora for a portion of the newly developed retail space at 557 Broadway, which effectively extends their current lease through 2033. Additionally, RKF, the country's leading independent real estate firm specializing in retail leasing, has been given an exclusive engagement to lease the remaining 42,500 square feet of multi-floor retail space at Scholastic's headquarters building with interest from prospective tenants drawn to an increasingly upbeat SoHo retail environment with its mix of premier and mass-market stores.

Year-to-Date Results

For the first nine months of fiscal 2018, revenue was $1,132.2 million, compared to $1,242.0 million in the prior year period, a decrease of $109.8 million, or 9%. The Company recorded a loss per diluted share from continuing operations for the first nine months of the fiscal year of $1.59, compared to earnings per diluted share from continuing operations of $0.36 a year ago, including one-time charges of $1.57 and $0.15 per diluted share, respectively. Excluding one-time, mostly non-cash items in each period, the current period's net loss per diluted share was $0.02, as compared to net income per diluted share of $0.51 a year ago. The decline in revenues and earnings is primarily attributable to the significant sales of Harry Potter and the Cursed Child, Parts One and Two and Fantastic Beasts and Where to Find Them: The Original Screenplay in the U.S., Canada and Export markets in the prior year.

Net cash provided by operating activities was $64.9 million in the first nine months of the current fiscal year compared to net cash provided by operating activities of $113.4 million in the same period last year. The Company had a free cash use of $49.9 million, compared to free cash flow of $58.3 million in the previous year. The year-over-year change in free cash flow is mainly due to the significant sales of Harry Potter-related titles in the prior year period and higher levels of capital spending, as planned, in the current year period.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 pm ET today, March 21, 2018. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, March 30, 2018 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 9767518.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of core literacy curriculum and professional services, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs for pre-K to grade 12, classroom magazines and other products and services that support children's learning both in school and at home. With operations in 14 international offices and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom collections, school and public libraries, retail and online. True to its mission of 97 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/18	02/28/17	02/28/18	02/28/17

Revenues	$344.7	$336.2	$1,132.2	$1,242.0

Operating costs and expenses:
Cost of goods sold (1)	166.4	160.3	535.6	601.3
Selling, general and administrative expenses (2)	184.5	189.5	564.1	577.9
Bad debt expense	1.7	1.6	7.9	9.3
Depreciation and amortization	11.5	9.5	31.9	28.6
Asset impairments (3)	4.3	-	11.0	-

Total operating costs and expenses	368.4	360.9	1,150.5	1,217.1

Operating income (loss)	(23.7)	(24.7)	(18.3)	24.9

Other components of net periodic (benefit) cost (4)	39.8	(1.1)	55.4	0.2
Interest (income) expense, net	(0.2)	0.3	(0.5)	1.0

Earnings (loss) from continuing operations before income taxes	(63.3)	(23.9)	(73.2)	23.7

Provision (benefit) for income taxes (5)	(14.1)	(8.4)	(17.4)	10.8

Earnings (loss) from continuing operations	(49.2)	(15.5)	(55.8)	12.9

Earnings (loss) from discontinued operations, net of tax	(0.0)	0.1	(0.0)	0.0

Net income (loss)	($49.2)	($15.4)	($55.8)	$12.9

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (6)
Basic:
Earnings (loss) from continuing operations	(1.41)	(0.45)	(1.59)	0.37
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.01	(0.00)	0.00
Net income (loss)	(1.41)	(0.44)	(1.59)	0.37

Diluted:
Earnings (loss) from continuing operations	(1.41)	(0.45)	(1.59)	0.36
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.01	(0.00)	0.00
Net income (loss)	(1.41)	(0.44)	(1.59)	0.36

Basic weighted average shares outstanding	34,948	34,781	35,058	34,596
Diluted weighted average shares outstanding	34,948	34,781	35,058	35,336

(1)	In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and nine months ended February 28, 2018, the Company recognized pretax severance and stock compensation charges of $0.4 and $5.7, respectively. In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.3, respectively.

(3)	In the three and nine months ended February 28, 2018, the Company recognized pretax impairment charges of $4.3 and $11.0, respectively, related to legacy building improvements.
(4)

In the three and nine months ended February 28, 2018, the Company recognized pretax charges related to a partial settlement of the Company's domestic defined benefit pension plan of $39.6 and $55.0, respectively.

(5)

In the three and nine months ended February 28, 2018, the Company recognized a benefit for income taxes on one-time pretax charges of $13.8 and $24.8, respectively, partly offset by $8.3 and $8.3, respectively, of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.  In the three and nine months ended February 28, 2017, the Company recognized a benefit for income taxes on one-time pretax charges of $1.9 and $3.4, respectively.

(6)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/18	02/28/17	Change		02/28/18	02/28/17	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$57.7	$60.3	($2.6)	(4%)	$165.6	$176.3	($10.7)	(6%)
Book Fairs	91.5	89.5	2.0	2%	334.6	328.4	6.2	2%
Consolidated Trade	50.2	49.2	1.0	2%	177.8	264.6	(86.8)	(33%)
Total revenue	199.4	199.0	0.4	0%	678.0	769.3	(91.3)	(12%)
Operating income (loss)	(0.9)	6.3	(7.2)		55.3	91.2	(35.9)	(39%)
Operating margin	-	3.2%			8.2%	11.9%

Education
Revenue	61.7	60.1	1.6	3%	177.6	186.4	(8.8)	(5%)
Operating income (loss)	(0.2)	3.5	(3.7)		(8.9)	7.8	(16.7)
Operating margin	-	5.8%			-	4.2%

International
Revenue	83.6	77.1	6.5	8%	276.6	286.3	(9.7)	(3%)
Operating income (loss)	0.7	(3.7)	4.4	119%	12.6	17.2	(4.6)	(27%)
Operating margin	0.8%	-			4.6%	6.0%

Overhead expense	23.3	30.8	7.5	24%	77.3	91.3	14.0	15%

Operating income (loss)	($23.7)	($24.7)	$1.0		($18.3)	$24.9	($43.2)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/18	02/28/17

Continuing Operations
	Cash and cash equivalents	$362.6	$461.8
	Accounts receivable, net	186.0	172.4
	Inventories, net	356.9	351.2
	Accounts payable	208.4	194.2
	Accrued royalties	63.2	87.5
	Lines of credit, short-term debt and current portion of long-term debt	7.7	5.8
	Long-term debt, excluding current portion	-	-
	Total debt	7.7	5.8
	Total capital lease obligations	7.8	7.8
	Net debt (1)	(354.9)	(456.0)

Discontinued Operations
	Total assets of discontinued operations	-	0.4
	Total liabilities of discontinued operations	-	0.1

Total stockholders' equity		1,267.6	1,269.0

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/18	02/28/17	02/28/18	02/28/17

	Net cash provided by (used in) operating activities	$36.5	$39.2	$64.9	$113.4
	Less: Additions to property, plant and equipment	38.4	16.6	92.4	36.1
	Pre-publication and production costs	7.7	6.0	22.4	19.0

	Free cash flow (use) (2) (3)	($9.6)	$16.6	($49.9)	$58.3

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and nine months ended February 28, 2018 and February 28, 2017.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/18	items	One-time items	02/28/17	items	One-time items

Revenues	$344.7	$0.0	$344.7	$336.2	$0.0	$336.2

Operating costs and expenses:
Cost of goods sold (1)	166.4	-	166.4	160.3	(0.5)	159.8
Selling, general and administrative expenses (2)	184.5	(0.4)	184.1	189.5	(4.4)	185.1
Bad debt expense	1.7	-	1.7	1.6	-	1.6
Depreciation and amortization	11.5	-	11.5	9.5	-	9.5
Asset impairments (3)	4.3	(4.3)	-	0.0	-	-

Total operating costs and expenses	368.4	(4.7)	363.7	360.9	(4.9)	356.0

Operating income (loss)	(23.7)	4.7	(19.0)	(24.7)	4.9	(19.8)

Other components of net periodic (benefit) cost (4)	39.8	(39.6)	0.2	(1.1)	-	(1.1)
Interest (income) expense, net	(0.2)	-	(0.2)	0.3	-	0.3

Earnings (loss) from continuing operations before income taxes	(63.3)	44.3	(19.0)	(23.9)	4.9	(19.0)

Provision (benefit) for income taxes (5)	(14.1)	5.5	(8.6)	(8.4)	1.9	(6.5)

Earnings (loss) from continuing operations	(49.2)	38.8	(10.4)	(15.5)	3.0	(12.5)

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	0.1	-	0.1

Net income (loss)	($49.2)	$38.8	($10.4)	($15.4)	$3.0	($12.4)

Earnings (loss) per diluted share from continuing operations	(1.41)	1.11	(0.30)	(0.45)	0.09	(0.36)
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)	-	(0.00)	0.01	-	0.01
Net income (loss) per diluted share	(1.41)	1.11	(0.30)	(0.44)	0.09	(0.35)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/18	items	One-time items	02/28/17	items	One-time items

Revenues	$1,132.2	$0.0	$1,132.2	$1,242.0	$0.0	$1,242.0

Operating costs and expenses:
Cost of goods sold (1)	535.6	-	535.6	601.3	(0.5)	600.8
Selling, general and administrative expenses (2)	564.1	(5.7)	558.4	577.9	(8.3)	569.6
Bad debt expense	7.9	-	7.9	9.3	-	9.3
Depreciation and amortization	31.9	-	31.9	28.6	-	28.6
Asset impairments (3)	11.0	(11.0)	-	0.0	-	-

Total operating costs and expenses	1,150.5	(16.7)	1,133.8	1,217.1	(8.8)	1,208.3

Operating income (loss)	(18.3)	16.7	(1.6)	24.9	8.8	33.7

Other components of net periodic (benefit) cost (4)	55.4	(55.0)	0.4	0.2	-	0.2
Interest (income) expense, net	(0.5)	-	(0.5)	1.0	-	1.0

Earnings (loss) from continuing operations before income taxes	(73.2)	71.7	(1.5)	23.7	8.8	32.5

Provision (benefit) for income taxes (5)	(17.4)	16.5	(0.9)	10.8	3.4	14.2

Earnings (loss) from continuing operations	(55.8)	55.2	(0.6)	12.9	5.4	18.3

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	0.0	-	0.0

Net income (loss)	($55.8)	$55.2	($0.6)	$12.9	$5.4	$18.3

Earnings (loss) per diluted share from continuing operations	(1.59)	1.57	(0.02)	0.36	0.15	0.51
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)	-	(0.00)	0.00	-	0.00
Net income (loss) per diluted share	(1.59)	1.57	(0.02)	0.36	0.15	0.51

(1)	In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and nine months ended February 28, 2018, the Company recognized pretax severance and stock compensation charges of $0.4 and $5.7, respectively. In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.3, respectively.

(3)	In the three and nine months ended February 28, 2018, the Company recognized pretax impairment charges of $4.3 and $11.0, respectively, related to legacy building improvements.
(4)

In the three and nine months ended February 28, 2018, the Company recognized pretax charges related to a partial settlement of the Company's domestic defined benefit pension plan of $39.6 and $55.0, respectively.

(5)

In the three and nine months ended February 28, 2018, the Company recognized a benefit for income taxes on one-time pretax charges of $13.8 and $24.8, respectively, partly offset by $8.3 and $8.3, respectively, of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.  In the three and nine months ended February 28, 2017, the Company recognized a benefit for income taxes on one-time pretax charges of $1.9 and $3.4, respectively.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/18	items	One-time items	02/28/17	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$57.7		$57.7	$60.3		$60.3
	Book Fairs	91.5		91.5	89.5		89.5
	Consolidated Trade	50.2		50.2	49.2		49.2
	Total revenue	199.4		199.4	199.0		199.0
	Operating income (loss)	(0.9)		(0.9)	6.3		6.3
	Operating margin	-		-	3.2%		3.2%

	Education
	Revenue	61.7		61.7	60.1		60.1
	Operating income (loss)	(0.2)		(0.2)	3.5		3.5
	Operating margin	-		-	5.8%		5.8%

	International
	Revenue	83.6		83.6	77.1		77.1
	Operating income (loss) (1)	0.7	-	0.7	(3.7)	0.5	(3.2)
	Operating margin	0.8%		0.8%	-		-

	Overhead expense (2)	23.3	(4.7)	18.6	30.8	(4.4)	26.4

	Operating income (loss)	($23.7)	$4.7	($19.0)	($24.7)	$4.9	($19.8)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/18	items	One-time items	02/28/17	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$165.6		$165.6	$176.3		$176.3
	Book Fairs	334.6		334.6	328.4		328.4
	Consolidated Trade	177.8		177.8	264.6		264.6
	Total revenue	678.0		678.0	769.3		769.3
	Operating income (loss)	55.3		55.3	91.2		91.2
	Operating margin	8.2%		8.2%	11.9%		11.9%

	Education
	Revenue	177.6		177.6	186.4		186.4
	Operating income (loss)	(8.9)		(8.9)	7.8		7.8
	Operating margin	-		-	4.2%		4.2%

	International
	Revenue	276.6		276.6	286.3		286.3
	Operating income (loss) (1)	12.6	-	12.6	17.2	0.7	17.9
	Operating margin	4.6%		4.6%	6.0%		6.3%

	Overhead expense (2)	77.3	(16.7)	60.6	91.3	(8.1)	83.2

	Operating income (loss) from continuing operations	($18.3)	$16.7	($1.6)	$24.9	$8.8	$33.7

(1)

In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.  In the nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.

(2)

In the three and nine months ended February 28, 2018, the Company recognized pretax severance and stock compensation charges of $0.4 and $5.7, respectively.  In the three and nine months ended February 28, 2018, the Company recognized pretax impairment charges of $4.3 and $11.0, respectively, related to legacy building improvements.  In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.1, respectively.

CONTACT: Scholastic Corporation: Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com ; Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com